Exhibit 10.1

TERMINATION AGREEMENT

This Termination Agreement (the “Termination Agreement”) is made and entered into effective as of December 8, 2005, by and among PROSPERITY BANK, a Texas banking association, and PROSPERITY BANCSHARES, INC., having principal places of business at 1301 North Mechanic Street, El Campo, Texas and Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027, respectively (collectively referred to as “Employers”), and D. MICHAEL HUNTER, who resides at 33 Curlew, Rockport, Texas (referred to as “Employee” or “Director”). Each of the Employers and Employee is a “Party” and, collectively, they are sometimes referred to herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, Employers and Employee entered into that certain Employment Agreement dated October 25, 2004, and effective March 1, 2005, a copy of which is attached as Exhibit A (the “Employment Agreement”), as a condition precedent to the completion of the Employers’ acquisition (by merger) of First Capital Bankers, Inc. and FirstCapital Bank;

WHEREAS, the Parties would not have entered into the Employment Agreement but for the pending acquisition of First Capital Bankers, Inc. and FirstCapital Bank;

WHEREAS, the Parties have reviewed the Employment Agreement and find it inconsistent with the goals of the merger;

WHEREAS, the Parties wish to terminate the Employment Agreement effective as of the date of the merger; and

WHEREAS, the Parties have agreed that upon termination of the employment relationship, the Employee will have no further duties to perform for the Employer.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the mutual agreements of the Parties contained herein and in that certain Non-Competition Agreement between the Parties of even date herewith, and other good and valuable consideration described herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree, as follows:

1.	Each of the Parties acknowledges and agrees that, effective as of December 8, 2005, (i) the Employment Agreement is hereby terminated, (ii) no Party shall have any liabilities, rights, duties or obligations to any other Party (or such other Party’s successors or assigns) under or in connection with the Employment Agreement, and (iii) the Employment Agreement is null and void and of no further force or effect.

2.	The Employers hereby agree to pay the Employee, as consideration for the termination set forth herein, $850,000.00 less $225,000.00, the latter of which represents the amount previously paid to the Employee for the period March 1, 2005 through December 1, 2005. Thus, the total consideration to be paid Employee by Employers pursuant to this Termination Agreement is $625,000.00 (the “Termination Amount”).

3.	The Termination Amount, less any required Federal tax withholdings, shall be deposited into the “D. Michael Hunter Special Account” at Prosperity Bank within five business days after the signing of this Termination Agreement by all Parties.

4.	Within five business days after the signing of this Termination Agreement by all Parties, Employee shall return any property of Employers removed by Employee from the premises of Employers, including any copies or summaries thereof; provided, however, that the Parties acknowledge and agree that the furniture, art, computer equipment and other items in Director’s office (other than the telephone system) are the personal property of Director.

5.	Mutual Release of Claims:

a. In exchange for the Termination Amount and other promises and consideration described herein, Employee agrees to VOLUNTARILY RELEASE, WAIVE AND DISCHARGE the Employers, their parent corporations, and the directors of the Employers and any parent corporations from any and all claims, demands, or causes of action which have accrued prior to the date hereof under any local, state and federal laws and provisions that govern Employee’s employment relationship with the Employer and/or prohibit employment discrimination, including, but not limited to, discrimination based on age, race, color, religion, sex, national origin, mental or physical disability, citizen status, veteran status or filing a workers’ compensation claim; and from any and all claims and causes of action related to or arising out of Employee’s employment with or separation from, the Employer, based upon facts occurring prior to the date Employee signs this Termination Agreement. This release includes, but is not limited to, claims arising under federal, state or local laws, regulations, orders or ordinances, including, but not limited to, the Texas Commission on Human Rights Act, the Texas Labor Code, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, 42 U.S.C. § 1983, Executive Order 11246, the Rehabilitation Act, the Equal Pay Act, the Older Workers Benefit Protection Act, the Age Discrimination

in Employment Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act (“WARN”) and any claims and/or causes of action of whatever kind or character, in tort or contract, statutory or otherwise, for legal or equitable relief.

b. In exchange for the agreements and other consideration described herein, the Employers and the directors of the Employers VOLUNTARILY RELEASE, WAIVE AND DISCHARGE Employee, including Employee’s legal representatives, successors and assigns, from any and all claims, demands or causes of action which have accrued prior to the date hereof, including any caused by, arising out of, or resulting from any act, omission or statement made by or on behalf of Employee prior to the date hereof.

c. Anything herein to the contrary notwithstanding, neither the Employers nor Employee releases any right to assert claims under this Termination Agreement, or to seek indemnification to the extent provided by the Employers’ respective bylaws or other constituent documents, Employers’ respective policies for indemnification of officers, directors and employees, or Employers’ respective Directors’ and Officers’ Liability Insurance coverage (“D&O Insurance”); provided, however, that the Employers and Employee each agree that their right to recover against each other in connection with any such indemnification claim may be limited by the applicable bylaws, constituent documents or policies of the Employer (e.g., to the amount of the D&O Insurance applicable to such claim).

6.	Mutual Non-Disparagement: Each of the Parties hereby agrees not to engage in any act or make any comments (written or oral), which are intended to, or reasonably may be expected, to harm or disparage the business, prospects, operations or reputation of another Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be duly executed as of the date first written above.

EMPLOYER

PROSPERITY BANCSHARES, INC.

By:	/s/ David Zalman
David Zalman
President and Chief Executive Officer

EMPLOYER

PROSPERITY BANK

By:	/s/ David Zalman
David Zalman
Senior Chairman and Chief Executive Officer

EMPLOYEE

/s/ D. Michael Hunter
D. Michael Hunter

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